UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

COEUR D'ALENE MINES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IMPORTANT SPECIAL MEETING OF SHAREHOLDERS

Dear Fellow Coeur Shareholder:

As you may know, on May 3, 2007, the boards of directors of Coeur d’Alene Mines Corporation, Bolnisi Gold NL and Palmarejo Silver and Gold Corporation, as well as a special committee of independent directors of the Palmarejo board of directors, unanimously approved definitive merger agreements, which will create the world’s undisputed leader in silver. Before we can complete the merger, we must obtain the approval of the shareholders of all three companies and we are writing to recommend that you vote FOR the merger.

Under the terms of the merger agreement, Coeur will acquire all of the shares of Bolnisi, and all of the shares of Palmarejo not owned by Bolnisi, in a transaction valued at approximately US$1.1 billion. Upon closing, Bolnisi shareholders will receive 0.682 Coeur shares for each Bolnisi share they own and Palmarejo shareholders will receive 2.715 Coeur shares for each Palmarejo share they own. In order to consummate the transaction, Coeur will issue a total of approximately 261 million new shares. In addition, Bolnisi and Palmarejo shareholders will receive a nominal cash payment equal to A$0.004 (US$0.003) per Bolnisi share and C$0.004 (US$0.003) per Palmarejo share.

YOUR VOTE IS IMPORTANT

Your vote is extremely important regardless of the number of shares you own. Whether or not you plan to attend the meeting, please submit your enclosed proxy at your earliest convenience. Internet and telephone voting options are also available and easy to follow instructions may be found on your proxy.

Your board of directors unanimously recommends that you vote “FOR” the adoption of an amendment to Coeur’s articles of incorporation to increase the authorized number of shares and “FOR” the issuance of the shares required to implement the merger transaction. Approval of each of these proposals is a condition to completion of the transaction.

If you have any questions or require any assistance voting, please call D.F. King & Co., Inc., which is assisting your Company, (toll-free) at (800) 901-0068 or (collect) at (212) 269-5550.

Thank you for your cooperation and continued support.

On behalf of Coeur’s board of directors,

Dennis E. Wheeler
Chairman, President and Chief Executive Officer
Coeur d’Alene Mines Corporation

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-800-454-8683
Vote by Internet
Access the Website and
cast your vote:
www.proxyvote.com
Vote by Mail
Sign and return your
proxy in the postage-
paid envelope provided.

Additional Information
The definitive proxy statement that Coeur has filed with the United States Securities and Exchange Commission (“SEC”) and Canadian securities regulators and mailed to its shareholders contains information about Coeur, Bolnisi, Palmarejo, the Palmarejo project, the proposed transaction and related matters. Shareholders are urged to read the definitive proxy statement carefully, as it contains important information that shareholders should consider before making a decision about the proposed transaction. In addition to receiving the definitive proxy statement from Coeur by mail, shareholders will also be able to obtain the definitive proxy statement, as well as other filings containing information about Coeur, without charge, from the SEC’s website (www.sec.gov) and the Canadian securities regulators’ website (www.sedar.com) or, without charge, from Coeur. Coeur and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Coeur’s shareholders with respect to the proposed transaction. Information regarding any interests that Coeur’s executive officers and directors may have in the proposed transaction is set forth in the definitive proxy statement. The Coeur shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Coeur intends to issue such Coeur shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.